THE SOMERSET GROUP, INC.                             CONSOLIDATED BALANCE SHEE
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
(Unaudited)                           September 30  December 31  September 30
ASSETS                                       1998        1997           1997
Current assets                                        Restated       Restated
  Cash and cash equivalents              $328,000     $600,000       $492,000
  Short term investments                4,200,000    5,248,000      5,204,000
  Trade accounts, notes and other rece  1,534,000    1,222,000      1,081,000
  Prepaid expenses                        133,000       80,000        151,000
  Refundable income taxes                     ---      203,000        108,000
                                        ---------    ---------      ---------
      Total current assets              6,195,000    7,353,000      7,036,000
Investments
 First Indiana Corporation (market values of
 $57,928,000, $68,515,000, 53,792,000) 35,384,000   32,406,000     31,500,000

Office furniture and equipment          1,321,000    1,143,000      1,049,000
  Less accumulated depreciation           830,000      696,000        655,000
                                        ---------    ---------      ---------
                                          491,000      447,000        394,000
Other assets
  Notes receivable, net                   526,000      580,000        606,000
  Goodwill, net of accumulated amort.   1,097,000    1,133,000      1,154,000
  Other                                   503,000      541,000        523,000
                                        ---------    ---------      ---------
                                        2,126,000    2,254,000      2,283,000
Total Assets                          $44,196,000   42,460,000    $41,213,000
                                       ==========   ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Note payable - bank                         $       $459,000       $353,000
  Current portion of long-term debt                     13,000         27,000
  Trade accounts payable                   98,000      $60,000        $58,000
  Accrued compensation                    167,000       86,000        152,000
  Taxes payable, other than income tax     59,000       53,000         54,000
  Income taxes payable                    151,000
  Deferred income taxes                                327,000        301,000
  Other accrued expenses                   76,000      104,000         33,000
                                          -------    ---------       --------
       Total current liabilities          551,000    1,102,000        978,000

Deferred income                                         23,000
Deferred income taxes                   8,620,000    7,845,000      7,532,000
Long-term debt, less current portion                    30,000         20,000

Shareholders' equity
  Common stock without par value, authorized
  4,000,000 shares; issued and outstanding
  2,909,214, 2,897,724, and 2,909,199   1,862,000    1,855,000      1,862,000
  Capital in excess of stated value     3,504,000    3,549,000      3,568,000
  Accum. other comprehensive income        95,000      (22,000)        (7,000)
  Retained earnings                    29,735,000   28,078,000     27,260,000
  Less 8,271 treasury shares, at cost    (171,000)
                                       ----------   ----------     ----------
        Total shareholders' equity     35,025,000   33,460,000     32,683,000

Total Liabilities and
Shareholders' Equity                  $44,196,000   42,460,000    $41,213,000
                                       ==========   ==========     ==========
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See accompanying Notes to Consolidated Financial Statements.

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